                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement
[   ]     Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))
[ X ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             THE UNION CORPORATION
       -----------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) of Schedule 14A.
[   ]     $500 per each party to the controversy pursuant to Exchange Act Rule
          14a-6(i)(3).
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11.

          (1)  Title of each class of securities to which transaction applies:

                                      N/A

          (2) Aggregate number of securities to which transaction applies:

                                      N/A

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                      N/A

          (4) Proposed maximum aggregate value of transaction:
                                      N/A

          (5)  Total fee paid:
                                      N/A

[  ]      Fee paid previously with preliminary materials.

[  ]      Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
                                      N/A

          (2) Form, Schedule or Registration Statement No.:
                                      N/A

          (3)  Filing Party:
                                      N/A

          (4)  Date Filed:
                                      N/A

                   T H E   U N I O N   C O R P O R A T I O N

                                145 MASON STREET
                          GREENWICH, CONNECTICUT 06830

                         -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 14, 1996
                         -----------------------------


To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of The Union Corporation (the "Company") will be held on November 14, 1996 at 10:00 a.m. Eastern Standard Time in the Harmonie Room of the Harmonie Club, Second Floor, 4 East 60th Street, New York, New York for the following purposes:

     1. To elect two members to the Board of Directors to serve until the expiration of their respective terms of office and until their successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed September 25, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 1996 IS ENCLOSED HEREWITH.

     You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.


                              By Order of the Board of Directors,

                                    Nicholas P. Gill, Secretary

Dated:  Greenwich, Connecticut
        October 11, 1996


                            YOUR VOTE IS IMPORTANT.

TO ENSURE A QUORUM, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST TO THE SECRETARY OF THE MEETING.

                   T H E   U N I O N   C O R P O R A T I O N

                                145 MASON STREET
                          GREENWICH, CONNECTICUT 06830


                         -----------------------------

                         P R O X Y   S T A T E M E N T
                         -----------------------------


     The enclosed proxy is solicited on behalf of the Board of Directors of The Union Corporation (the "Company") pursuant to this proxy statement (to be mailed on or about October 11, 1996) for use at the Annual Meeting of Stockholders to be held at the time and place shown in the attached notice of annual meeting. Shares represented by properly executed proxies, if returned in time, will be voted at the meeting as specified or, if not otherwise specified, in favor of the election as directors of the nominees named herein. Such proxies are revocable at any time before they are exercised by written notice to the Secretary of the Company or by your requesting the return of the proxy at the annual meeting. Any later dated proxies would revoke proxies submitted earlier.

                                  RECORD DATE

     The record date for the determination of holders of common stock, par value $.50 per share, of the Company ("Common Stock") who are entitled to notice of and to vote at the annual meeting is September 25, 1996 (the "Record Date").

                               VOTING SECURITIES

     As of the Record Date, 5,723,446 shares of Common Stock of the Company were outstanding. Holders of record of Common Stock as of such date will be entitled to one vote for each share held. A majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are considered present for purposes of determining whether the quorum requirement is met. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote the shares. Brokers which are members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting.

     The election of directors shall be determined by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote. Only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee and shares present by proxy where the shareholder properly withholds authority to vote for such nominee will not be counted towards such nominee's achievement of a plurality. Broker non-votes are not considered "shares present" for voting purposes and have no impact on the outcome of the proposal.

     To the knowledge of the Board of Directors, the only persons who beneficially owned more than 5% of the voting securities of the Company, as of the Record Date, are named below:

                                                NUMBER AND PERCENTAGE OF
                                               SHARES BENEFICIALLY OWNED
                                               -------------------------
NAME OF BENEFICIAL OWNER                   COMMON STOCK  PERCENT OF CLASS(1)
------------------------                   ------------  ----------------
Southeastern Asset Management, Inc.        1,201,200(2)       21.0%
6075 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

Schwerin Boyle Capital Management, Inc.      924,760(3)       16.2%
1391 Main Street
Springfield, Massachusetts 01103

Quest Advisory Corp.                         396,800(4)        6.9%
1414 Avenue of the Americas
New York, New York 10019

John D. Weil                                 368,000(5)        6.4%
200 N. Broadway, Suite 825
St. Louis, Missouri 63102

Dimensional Fund Advisors Inc.               297,200(6)        5.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

----------
(1)  Based on 5,723,446 shares issued and outstanding on the Record Date.

(2) According to Amendment No. 7 to Schedule 13G, dated January 30, 1996, filed with the Securities and Exchange Commission ("SEC") by Southeastern Asset Management, Inc. ("Southeastern"), O. Mason Hawkins, the Chairman of the Board and Chief Executive Officer of Southeastern, Longleaf Partners Fund ("Longleaf Fund") and Longleaf Partners Small-Cap Fund ("Longleaf Small-Cap Fund"), (i) Southeastern has sole power to vote and dispose of 619,000 shares, shares power to vote and dispose of 579,200 shares and possesses no power to vote or dispose of 3,000 shares, (ii) Longleaf Fund shares power to vote or dispose of 279,200 shares but does not have the sole power to vote or dispose of any shares and (iii) Longleaf Small-Cap Fund shares power to vote and dispose of 300,000 shares but does not have the sole power to vote or dispose of any shares. The Amendment further states that, with respect to shares as to which Southeastern shares voting and dispositive powers, certain of such shares are owned by Longleaf Fund and certain of such shares are owned by Longleaf Small-Cap Fund, each of which is a series of Longleaf Partners Fund Trust, an open-end management investment company. Mr. Hawkins, as Chairman of the Board and Chief Executive Officer of Southeastern, may be deemed to have the ability to exert control over Southeastern. Mr. Hawkins disclaims beneficial ownership of the Company's shares held by Southeastern.

(3) According to Amendment No. 3 to Schedule 13G, dated February 9, 1996, filed with the SEC by Schwerin Boyle Capital Management, Inc. ("Schwerin Boyle"), Schwerin Boyle has sole power to dispose of 884,760 shares and shares power to dispose of 40,000 shares, but possesses no voting power with respect to such shares.

(4) According to Amendment No. 2 to Schedule 13G, dated February 14, 1996, filed with the SEC by Quest Advisory Corp. ("Quest") and Charles M. Royce, as a group, Quest has sole power to vote and dispose of 396,800 shares. The Schedule also reports that Charles M. Royce may be deemed to be the controlling person of Quest and, as such, may be deemed to beneficially own the 396,800 shares beneficially owned by Quest.

(5) According to Amendment No. 1 to Schedule 13D, dated July 2, 1996, filed with the SEC, Mr. Weil (i) has sole power to vote and dispose of 240,500 shares, of which 115,000 shares are held directly by Mr. Weil, 50,500 shares are held in trusts for which Mr. Weil acts as the sole trustee and 75,000 shares are held by a partnership, the general partner of which is wholly-owned by Mr. Weil, and (ii) shares power to vote and dispose of 9,000 shares. The Schedule 13D further states that Mr. Weil does not have the power to vote or dispose of any of the remaining shares of the Company's Common Stock which are not held either directly by him, in trusts for which he acts as the sole trustee or by the partnership controlled by him.

(6) According to Amendment No. 1 to Schedule 13G, dated February 7, 1996, filed with the SEC by Dimensional Fund Advisors Inc. ("Dimensional"), Dimensional has sole power to vote 238,100 shares and sole power to dispose of 297,200 shares. The Schedule 13G further states that individuals who are officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc. (the "DFA Fund") and The DFA Investment Trust Company (the "DFA Trust"), each an open-end management investment company, and in their capacities as officers of the DFA Fund and the DFA Trust, such individuals have the power to vote 39,100 additional shares owned by the DFA Fund and 20,000 shares owned by the DFA Trust.


  The following chart sets forth the number of shares of Common Stock of the Company beneficially owned, as of the Record Date, by each director, by each executive officer listed in the Summary Compensation Table (see "Election of Directors") and by all directors and executive officers as a group, which amount includes the number of shares which each person may have the right to acquire within sixty days after such date upon exercise of stock options:

                                               NUMBER AND PERCENTAGE OF
                                             SHARES BENEFICIALLY OWNED(1)
                                             -----------------------------
        NAME OF BENEFICIAL OWNER             COMMON STOCK  PERCENT OF CLASS
        ------------------------             ------------  ----------------
        John E. Angle                           19,746(2)         *
        Melvin L. Cooper                       115,276(3)      2.0%
        Gordon S. Dunn                         110,000         1.9%
        William B. Hewitt                      102,508         1.8%
        Robert A. Kerr                          26,330(4)         *
        George M. Macaulay                      41,717(5)         *
        James C. Miller III                     13,200(6)         *
        Stuart J. Northrop                      24,000            *




                                        NUMBER AND PERCENTAGE OF
                                      SHARES BENEFICIALLY OWNED(1)
                                      -----------------------------
NAME OF BENEFICIAL OWNER             COMMON STOCK  PERCENT OF CLASS
------------------------             ------------  ----------------
Herbert R. Silver                       23,000(7)         *
Sheldon Zucker                           8,000            *
All directors and executive
officers, as a group (12 persons)      536,110          8.9%


----------
  * Less than 1%

(1) Unless otherwise indicated, the person named in each case has sole investment and voting power over the shares. The percentage of class is based on 5,723,446 shares issued and outstanding on the Record Date plus the following number of shares which the individual or the group may have the right to acquire within sixty days of the Record Date upon exercise of stock options: Mr. Angle -- 10,500; Mr. Dunn -- 100,000; Mr. Hewitt -- 42,508; Mr. Kerr -- 10,500; Mr. Macaulay -- 37,667; Mr. Miller -- 10,500;
     Mr. Northrop --20,500; Mr. Silver -- 10,000; Mr. Zucker -- 7,000; and all directors and executive officers as a group -- 291,508.

(2) Includes 2,215 shares held by the trustees of a revocable trust of which Mr. Angle is co-trustee with power of revocation.

(3) Includes (i) 5,800 shares held in Mr. Cooper's profit sharing plan and (ii) 109,476 shares held by the trustees of a revocable trust of which Mr. Cooper is the sole beneficiary and a co-trustee, which 109,476 shares represent shares acquired by Mr. Cooper in August 1996 upon exercise of options held by him, net of shares withheld by the Company to satisfy the withholding tax obligations resulting from such exercise.

(4) Includes 2,000 shares owned by Mr. Kerr's wife and 1,000 shares held in Mr. Kerr's HR-10 Plan.

(5) Includes 2,400 shares owned jointly by Mr. Macaulay and his wife and 1,650 shares held in Mr. Macaulay's account in the profit sharing plan of a wholly-owned subsidiary of the Company.

(6)  Includes 2,700 shares owned jointly by Mr. Miller and his wife.

(7)  Includes 1,000 shares owned by Mr. Silver's wife.

                PROPOSAL TO BE ACTED UPON AT THE ANNUAL MEETING

                             ELECTION OF DIRECTORS
                             ---------------------

     The certificate of incorporation of the Company divides the Board of Directors into three classes, with the directors of each class to be elected at every third annual meeting of stockholders. The certificate further provides that the number of directors which shall constitute the full Board of Directors may be fixed by the Board of Directors from time to time and that vacancies occurring between annual meetings may be filled only by the Board of Directors, with the directors so chosen to serve until the next annual meeting. The Board of Directors has nominated Melvin L. Cooper and Gordon S. Dunn for the three-year term in the class whose term expires in 1999. The nominees are presently serving as directors of the Company and have expressed their willingness to continue to serve as such. If, for any reason not presently known, either of said nominees is not available for election, the proxies will be voted for substitute nominees, if any.

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR election as directors for the three-year term in the class whose term expires in 1999 the nominees identified above.

INFORMATION REGARDING DIRECTORS

     Information regarding each of the nominees is set forth below:

                                                                  YEAR OF ANNUAL
                                                                    MEETING AT
                                                        DIRECTOR    WHICH TERM
NAME                  PRINCIPAL OCCUPATION         AGE   SINCE     WILL EXPIRE
----                  --------------------         ---  --------   -----------
Melvin L.      Chairman of the Board and            69      1984       1999
 Cooper        Chief Executive Officer of the
               Company

Gordon S.      Chairman of Transworld               66      1991       1999
 Dunn          Systems Inc. (a subsidiary of the
               Company)

The following persons will continue to serve as directors after the meeting:

John E.        Retired; formerly Executive          87      1983       1998
 Angle         Vice President-Production of
               United States Steel Corporation

William B.     President and Chief Operating        58      1991       1997
 Hewitt        Officer of the Company;
               Chairman and Chief
               Executive Officer of
               Capital Credit Corporation,
               Interactive Performance, Inc.
               and High Performance Services,
               Inc. (each a subsidiary of the
               Company)

                                                                  YEAR OF ANNUAL
                                                                    MEETING AT
                                                        DIRECTOR    WHICH TERM
NAME                  PRINCIPAL OCCUPATION         AGE   SINCE     WILL EXPIRE
----                  --------------------         ---  --------   -----------
Robert A.      Retired; formerly Chairman and       76      1984      1997
 Kerr          Chief Executive Officer of Banc
               One, Dayton, Ohio

James C.       Counselor, Citizens for a Sound      54      1991      1998
 Miller III    Economy (a not-for-profit
               corporation); formerly Director
               of the Federal Office of
               Management and Budget

Stuart J.      Retired; formerly Chairman and       70      1986      1997
 Northrop      Chief Executive Officer of Huffy
               Corporation (bicycle
               manufacturer), Dayton, Ohio

Herbert R.     Co-Chairman and                      60      1992      1998
 Silver        Co-Chief Executive Officer of
               Allied Bond & Collection
               Agency, Inc.
               (a subsidiary of the Company)

     DIRECTORS. Messrs. Angle, Cooper, Kerr, Miller and Northrop have each been engaged in the principal occupation identified above for more than the past five years. Mr. Cooper is also a director of Golden Cycle Gold Corporation. Mr. Kerr is also a director of First Bank, N.A. of Beaufort, South Carolina. Mr. Miller is also a director of Goulds Pumps, Inc., Atlantic Coast Airlines, Inc. and Washington Mutual Investors, Inc. Mr. Northrop is also a director of DSLT Inc., Elbit Systems of America and Lukens, Inc.

     Mr. Silver has been Co-Chairman and Co-Chief Executive Officer of Allied Bond & Collection Agency, Inc. ("Allied Bond"), a subsidiary of the Company, since December 1992, when the Company acquired substantially all of the assets and assumed certain liabilities of Allied Bond & Collection Agency, a Pennsylvania general partnership (the "Partnership"). For more than five years prior thereto, he and his brother, Bernard Silver, served as general partners of the Partnership, which they founded in 1958. Pursuant to the terms of the purchase agreement, Herbert R. Silver was elected to the Board of Directors of the Company and the Company agreed that, for so long as either Herbert R. Silver or Bernard Silver is employed by Allied Bond under their respective employment agreements, the Company will include one of them as a nominee for election to the Board of Directors and will solicit proxies in favor of such nominee's election.

     Mr. Dunn became Chairman of Transworld Systems Inc. ("TSI"), a subsidiary of the Company, effective July 1, 1994. Prior to becoming Chairman, Mr. Dunn had served as President and Chief Executive Officer of TSI since 1978.

     Mr. Hewitt became Chairman and Chief Executive Officer of Capital Credit Corporation ("CCC"), a subsidiary of the Company, in September 1991, Chairman and Chief Executive Officer of Interactive Performance, Inc. ("IPI"), a subsidiary of the Company, in November 1995 and

Chairman and Chief Executive Officer of High Performance Services, Inc. ("HPSI"), a subsidiary of the Company, in May 1996. Mr. Hewitt was also appointed as President and Chief Operating Officer of the Company effective May 22, 1995. From 1980 until joining CCC, Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm. Mr. Hewitt is also a director of Rexene Corporation.

     EXECUTIVE OFFICERS. Messrs. Cooper, Dunn, Hewitt, Nicholas P. Gill (Vice President, Chief Financial Officer, Treasurer and Secretary of the Company), George M. Macaulay (President of TSI), Herbert R. Silver, Bernard Silver (Co-Chairman and Co-Chief Executive Officer of Allied Bond and President of IPI) and Sheldon Zucker (Executive Vice President and Chief Operating Officer of Allied
Bond) are members of the Company's Executive Management Group and currently constitute all of the executive officers of the Company. Mr. Gill, age 41, has served as Vice President of the Company since January 1995, as Chief Financial Officer of the Company since February 1991 and as Treasurer and Secretary since 1989, and served as Controller from 1986 through 1990. Mr. Macaulay, age 56, has been President of TSI since July 1, 1994 and was Vice President of TSI from 1989 to June 30, 1994, President of the Credit Management Services division of TSI since 1988 and Vice President of such division prior thereto. Bernard Silver, age 58, has been Co-Chairman and Co-Chief Executive Officer of Allied Bond since December 1992 and President of IPI since November 1995. Prior to December 1992, he was a general partner of the Partnership. Mr. Zucker, age 48, has been Executive Vice President and Chief Operating Officer of Allied Bond since December 1992 and for more than five years prior thereto was the Chief Operating Officer of the Partnership.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit, Employee Benefit and Compensation, Stock Option and Executive Committees. None of the directors who serve on the Audit, Employee Benefit and Compensation or Stock Option Committees is an employee of the Company or any of its subsidiaries. The Board of Directors has no nominating committee; the full Board of Directors performs such function.

     The Audit Committee reviews the preparations for and scope of the audit of the Company's annual financial statements, reviews drafts of such statements, makes recommendations as to the engagement and fees of the independent auditors and monitors the functioning of the Company's accounting and internal control systems by meeting with the representatives of management, the independent auditors and the Company's internal auditor. The Committee has direct access to the independent auditors, the internal auditor and counsel to the Company, and it performs such other duties relating to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The Audit Committee met four times during fiscal 1996. The members of the Audit Committee are Messrs. Angle, Kerr, Miller and Northrop and Mr. Angle serves as Chairman.

     The Employee Benefit and Compensation Committee supervises and makes recommendations with respect to employee compensation levels and all benefit plans involving employees of the Company. It also approves, upon the recommendation of the Chairman of the Board of Directors or other appropriate officer, the terms of employment of all officers of the Company (except the Chairman of the Board) and recommends the terms of employment of the Chairman of the Board to the Board of Directors for approval. The Employee Benefit and Compensation Committee met four times during fiscal 1996. The members of the Employee Benefit and Compensation Committee are Messrs. Angle, Kerr, Miller and Northrop and Mr. Kerr serves as Chairman.

     The Stock Option Committee administers the Company's stock option plans, including the grant of options and stock appreciation rights thereunder. The Stock Option Committee met four times during fiscal 1996. The members of the Stock Option Committee are Messrs. Angle, Kerr, Miller and Northrop and Mr. Kerr serves as Chairman.

     The Executive Committee has all the powers of the Board of Directors in the management of the business and affairs of the Company, except as such powers are limited by Delaware General Corporation Law. The Executive Committee met once during fiscal 1996. The current members of the Executive Committee are Messrs. Cooper, Kerr and Northrop and Mr. Cooper serves as Chairman.

     The Board of Directors met six times in fiscal 1996. With the exception of Mr. Silver, who attended three of the six meetings of the Board of Directors, Mr. Kerr, who attended four of the six meetings of the Board of Directors, and Mr. Miller, who attended two of the four Stock Option Committee meetings, no director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees thereof which he was eligible to attend.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and to furnish the Company with copies of such reports.

     Based solely on its review of the copies of such forms furnished to the Company by such reporting persons during the fiscal year ended June 30, 1996, or on written representations that no reports were required for those persons with respect to such period, the Company believes that during the fiscal year ended June 30, 1996 all filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were complied with, except that one report covering the exercise of two options to purchase an aggregate of 60,000 shares of Common Stock was filed late by Mr. Hewitt.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company or its subsidiaries received an annual retainer (the "Annual Retainer") of $20,000, paid on a quarterly basis, plus $500 for each Board and/or Committee meeting attended during fiscal 1996. Each non-employee director who serves as chairman of a Committee of the Board of Directors is also paid a further quarterly fee of $250 for each such position. Upon retirement from the Board of Directors any non-employee director who has served as a director for more than five years will receive an amount equal to a specified percentage of the Annual Retainer then in effect for such directors, payable in quarterly installments over a period of ten years. The percentage of the Annual Retainer to be paid to a director upon retirement will be based upon the number of years a director has served on the Board. If a director has served more than five years, but less than six years, a director (or his estate) shall be entitled to receive 50% of the Annual Retainer each year for a period of ten years. The percentage of the Annual Retainer to be paid to a director (or his estate) shall increase for each year of service thereafter by 10% until a director has served more than ten years, at which time he (or his estate) shall be entitled to receive upon retirement 100% of the Annual Retainer for a period of ten years. In March 1995, the Board of Directors (with the non-employee directors abstaining from the vote) authorized the establishment of a trust for the benefit of all non-employee directors into which the Company will deposit an amount sufficient to cover the deferred compensation benefits payable to such non-employee directors.

     In addition, under the Company's 1991 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), which expired on December 31, 1995, each non-employee director who served in such capacity for at least one full year automatically received an option to purchase 3,500 shares of the Company's Common Stock on November 19th of each year, until the director received options to purchase a total of 10,500 shares. Options were granted at an exercise price equal to the fair market value of a share of such Common Stock on the date of such grant. Prior to the expiration of the Directors' Plan, all eligible directors had received options to purchase 10,500 shares, the maximum permitted under the Directors' Plan. The exercise price of options granted under the Directors' Plan may be paid in cash or, subject to certain restrictions, with shares of Common Stock with a fair market value equal to the exercise price on the date of exercise. Options may be exercised within the period commencing six months after the date of grant and ending on the earlier to occur of the tenth anniversary of the date of grant or the first anniversary of the director's death or disability. The expiration of the Directors' Plan does not affect rights under outstanding options which were not exercised prior thereto.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth certain information regarding compensation earned in each of the last three fiscal years by Mr. Cooper, the Chairman of the Board and Chief Executive Officer of the Company, and by each of the four most highly compensated executive officers of the Company other than Mr. Cooper (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                   COMPENSATION
                                                      ANNUAL COMPENSATION              AWARD
                                             -------------------------------------  -----------
             NAME AND                FISCAL                        OTHER ANNUAL                      ALL OTHER
        PRINCIPAL POSITION            YEAR    SALARY    BONUS    COMPENSATION (1)     OPTIONS    COMPENSATION(2)
-----------------------------------  ------  --------  --------  -----------------  -----------  -----------------
Melvin L. Cooper                       1996  $335,323  $335,323        --              --            $ 55,817
Chairman of the Board and Chief        1995   326,243   326,243        --              --             127,494
 Executive Officer of the Company      1994   319,118   319,118        --              --              61,201

Gordon S. Dunn                         1996   200,000   225,000        --              --              91,300
Chairman of TSI, a subsidiary of       1995   150,000   100,000        --              --             103,174
 the Company                           1994   300,000   650,000        --              --              82,024

William B. Hewitt                      1996   296,117   337,500        --            40,000(3)         10,994
President and Chief Operating          1995   296,117   249,569        --             7,523(4)          9,793
 Officer of the Company and            1994   290,111        --        --            30,000             9,342
 Chairman and Chief Executive
 Officer of CCC, IPI and HPSI,
 each a subsidiary of the Company

George M. Macaulay                     1996   300,000   400,000        --              --              58,459
President of TSI, a subsidiary of      1995   300,000   400,000        --              --              58,459
 the Company                           1994    75,000   572,357        --            20,000             4,500

                                                                                     LONG TERM
                                                                                   COMPENSATION
                                                      ANNUAL COMPENSATION              AWARD
                                             -------------------------------------  -----------
             NAME AND                FISCAL                        OTHER ANNUAL                      ALL OTHER
        PRINCIPAL POSITION            YEAR    SALARY    BONUS    COMPENSATION(1)      OPTIONS    COMPENSATION(2)
-----------------------------------  ------  --------  --------  -----------------  -----------  -----------------
Sheldon Zucker                         1996   225,801    55,125         --              --              8,547
Executive Vice President and           1995   215,250    52,500         --              --              6,156
Chief Operating Officer of Allied      1994   204,616    51,250         --              --              7,563
 Bond, a subsidiary of the
 Company


 (1) The dollar value of perquisites and other personal benefits for each of the Named Executive Officers did not exceed, in each case, the lesser of either $50,000 or 10% of the total of annual salary and bonus for such Named Executive Officer.

 (2) The amounts listed under All Other Compensation for Messrs. Cooper, Dunn, Hewitt, Macaulay and Zucker for fiscal 1996 include $55,817, $46,300, $9,921, $28,459 and $7,047, respectively, which represent premiums paid by the Company or a subsidiary for disability and/or life insurance policies for the benefit of the respective executive officer. The amounts listed under All Other Compensation for Messrs. Dunn, Hewitt, Macaulay and Zucker for fiscal 1996 include $15,000, $1,073, $15,000 and $1,500, respectively, which represent amounts contributed by the Company or a subsidiary of the Company to defined contribution plans for the benefit of the respective executive officer. The amounts listed under All Other Compensation for Messrs. Dunn and Macaulay also include $30,000 and $15,000, respectively, accrued by a subsidiary of the Company for non-qualified retirement benefits.

 (3) Represents options granted to Mr. Hewitt in August 1996 based on the combined financial results of CCC, IPI and HPSI for fiscal 1996 and issued pursuant to the terms of Mr. Hewitt's employment agreement.

 (4) Represents options granted to Mr. Hewitt in August 1995 based on the financial results of CCC for fiscal 1995 and issued pursuant to the terms of Mr. Hewitt's employment agreement.


STOCK OPTION PLANS

     As of June 30, 1996, the Company had outstanding options to purchase Common Stock under three stock option plans for the benefit of employees -- the 1994 Incentive Stock Plan (the "1994 Plan"), the 1984 Stock Option Plan (the "1984 Plan") and the 1973 Non-Qualified Stock Option Plan (the "1973 Plan"). The 1994 Plan, the 1984 Plan and the 1973 Plan are interpreted and administered by the Stock Option Committee of the Board of Directors.

     THE 1994 PLAN. The 1994 Plan, as amended, authorizes the grant of stock options, restricted stock, deferred stock, bonus shares, performance awards, dividend equivalent rights, limited stock appreciation rights and other stock-based awards, or any combination thereof, to executives, directors who are also employees of the Company or any of its subsidiaries and other key employees of the Company and its subsidiaries. During any calendar year, no person may be granted under the 1994 Plan awards aggregating more than 150,000 shares of Common Stock (which number is subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company). Unless terminated earlier by action of the Board of Directors, no awards may be granted under the 1994 Plan after August 24, 2004. As of the date hereof, the only awards granted under the 1994 Plan have been stock options.

     Options granted under the 1994 Plan may be "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with the Incentive Options, hereinafter referred to as "Options"). The Stock Option Committee determines the persons to whom Options will be granted, the number of shares subject to each Option granted, the prices at which Options may be exercised (which shall not be less than the fair market value of shares of Common Stock on the date of grant), whether an Option will be an Incentive Option or a Non-Incentive Option, the time or times and the extent to which Options may be exercised and all other terms and conditions of Options.

     The exercise price of the shares to be purchased pursuant to each Option shall be paid (i) in full in cash, (ii) by delivery (i.e., surrender) of shares of Common Stock owned by the optionee at the time of the exercise of the Option,
(iii) by directing that the Company withhold a portion of the shares of Common Stock which would otherwise be issuable upon exercise of the Option, (iv) in installments, payable in cash, if permitted by the Stock Option Committee or (v) any combination of the foregoing.

     Under the 1994 Plan, the Stock Option Committee is authorized to specify that the exercisability or settlement of an award (other than an Option granted with an exercise price equal to 100% of the fair market value of a share of Common Stock at the time of grant) may be conditioned upon the achievement of certain specified performance goals, if the award is granted to an executive officer of the Company whose compensation, at the time of grant, is subject to the limit on deductible compensation under Section 162(m) of the Code.

     The 1994 Plan further provides that, in the event the Company or any of its subsidiaries incurs any tax withholding obligations in connection with the exercise of an award by a participant under the plan, the Stock Option Committee is authorized, either on a mandatory basis or at the election of such participant, to satisfy the tax obligation by withholding stock receivable upon exercise of such award, by receiving shares of Common Stock previously acquired by such participant or by a combination thereof.

     Upon a Change in Control of the Company (as defined in the 1994 Plan), any award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested, the restrictions, deferral limitations and forfeiture conditions applicable to any other award granted shall lapse and any performance conditions imposed with respect to awards shall be deemed to be fully achieved (except in certain circumstances involving performance goals for executive officers whose compensation exceeds $1,000,000, in which case the performance goal shall be deemed achieved to the extent of actual achievement on the date of the Change in Control); provided, however, that the foregoing provisions shall not apply to any award granted to any person who, at the time of such Change in Control, had not been an employee of the Company or any of its subsidiaries for a period of at least six consecutive months (provided that such requirement may be waived by the Stock Option Committee at the time of the grant of an award).

     THE 1984 PLAN. The 1984 Plan authorized the grant of stock options (both "incentive stock options" within the meaning of Section 422 of the Code and non-incentive stock options) and stock appreciation rights to employees of the Company or any of its subsidiaries, including employees who were also directors of the Company, who shared primary responsibility for the management, growth or protection of the business of the Company or any of its subsidiaries. Under the 1984 Plan, stock appreciation rights could have been granted in tandem with either type of option, and generally permitted the holder to receive Common Stock or cash (at the option of the Stock Option Committee) equal to a certain percentage (not to exceed 100%) of the excess of the fair market value of the stock subject to the related option over the exercise price of the option. The exercise price of all options granted under the 1984 Plan was equal to 100% of the fair market value of the Common Stock on the applicable date of grant. Under the 1984 Plan, in the event of a Change of Control (as defined in the 1984 Plan), outstanding stock options shall, subject to certain exceptions, become immediately and fully exercisable. The 1984 Plan expired on September 17, 1994, and no options were permitted to be issued under the 1984 Plan after that date. The expiration of the 1984 Plan does not affect rights under outstanding options and stock appreciation rights which were not exercised prior thereto. As of the date hereof, there are no stock appreciation rights outstanding under the 1984 Plan.

     THE 1973 PLAN. Under the 1973 Plan, the Stock Option Committee was authorized to grant non-statutory stock options and stock appreciation rights to employees of the Company or any of its subsidiaries. The terms of such options and stock appreciation rights were substantially similar to the terms of non-incentive options and stock appreciation rights granted under the 1984 Plan, except that the minimum exercise price of stock options granted under the 1973 Plan was the par value of the Common Stock. The exercise price of all 64,561 options outstanding as of June 30, 1996 under the 1973 Plan was equal to 100% of the fair market value of the Common Stock on the date of grant. The 1973 Plan has expired and no options were permitted to be granted thereunder after the date of such expiration. The expiration of the 1973 Plan did not affect rights under outstanding options and stock appreciation rights which were not exercised prior thereto. In August 1996, the 64,561 options outstanding under the 1973 Plan were exercised and, as a result, there are no options currently outstanding under the 1973 Plan.

          Effective February 1, 1992, the 1984 Plan and the 1973 Plan were amended to add a tax withholding feature allowing optionees under either plan to satisfy certain tax withholding obligations by electing to have the Company withhold stock receivable upon exercise of an option or by surrendering previously acquired Common Stock to the Company. Effective January 1, 1996, the 1984 Plan and the 1973 Plan were further amended to allow optionees under either plan, in lieu of paying cash in satisfaction of the exercise price of an option, to exercise an option by (i) delivering to the Company previously acquired shares of Common Stock having a fair market value on the date of exercise equal to the aggregate exercise price, (ii) directing the Company to withhold from the aggregate number of shares issuable upon exercise of the option a number of shares having a fair market value on the date of exercise equal to the aggregate exercise price or (iii) a combination of any of the foregoing (including the payment of cash).

OPTION GRANTS DURING FISCAL 1996

          The following table provides information related to options granted to the Named Executive Officers during fiscal 1996.

                                   % OF TOTAL                               POTENTIAL
                                     OPTIONS                           REALIZABLE VALUE AT
                      NUMBER OF      GRANTED                              ASSUMED ANNUAL
                     SECURITIES        TO       EXERCISE                   RATES OF STOCK
                     UNDERLYING     EMPLOYEES    OR BASE                PRICE APPRECIATION
                      OPTIONS       IN FISCAL     PRICE   EXPIRATION   FOR OPTION TERM(1)
NAME                  GRANTED          YEAR       ($/SH)     DATE       5%               10%
----                  -------       ---------     ------     ----       --------------------
Melvin L. Cooper         -            -            -           -          -          -
Gordon S. Dunn           -            -            -           -          -          -
William B. Hewitt    7,523 (2)(3)   8.4%        $14.75     2/28/06     $74,305   $191,242
George M.                -            -            -           -          -          -
 Macaulay
Sheldon Zucker           -            -            -           -          -          -

----------
(1) The values set forth in these columns represent the gain which would be realized by each Named Executive Officer assuming (i) the option granted in fiscal 1996 is exercised at the end of its term and (ii) the value of a share of the Company's Common Stock has increased annually by a rate of 5% and 10%, respectively, during the term of the option. These growth rates are prescribed by the SEC and are not intended to forecast possible future appreciation of the Company's Common Stock or to establish a present value of options. In addition, no gain to the optionees will be realized unless there is an increase in the Company's stock price, which will benefit all stockholders commensurately.

(2) The right to exercise this option vests over a three-year period but will accelerate upon the occurrence of certain events, including a change in control. The option is exercisable for a period of 10 years and six months after the date of grant unless Mr. Hewitt resigns, retires or dies, in which case the right to exercise the option is limited.

(3) The number of securities underlying options granted to Mr. Hewitt does not include 40,000 shares of Common Stock underlying an option granted to Mr. Hewitt in August 1996 based on the combined financial results of CCC, IPI and HPSI for fiscal 1996.

OPTION EXERCISES DURING FISCAL 1996 AND YEAR END OPTION/SAR VALUES

     The following table provides information related to options exercised by the Named Executive Officers during fiscal 1996 and the number and value of options and stock appreciation rights held at fiscal year-end which are currently exercisable. No stock appreciation rights were exercised during fiscal 1996.


                                                                                         VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                       SHARES                           OPTIONS/SARS AT FY-END(#)         AT FY-END ($)(1)
                     ACQUIRED ON        VALUE         -----------------------------  ----------------------------
       NAME          EXERCISE (#)     REALIZED($)     EXERCISABLE     UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
       ----          ------------     -----------     -----------------------------  ----------------------------
Melvin L. Cooper            -               -           131,000(2)            -0-       $1,179,000         -
Gordon S. Dunn              -               -           100,000               -0-          618,750         -
William B. Hewitt         60,000        $408,750(3)       2,508             5,015           12,540      $25,075
George M.                   -               -            37,667             6,667          169,754       48,335
 Macaulay
Sheldon Zucker              -               -             7,000               -0-           42,124         -

(1) The values of Unexercised In-the-Money Options represent the aggregate amount of the excess of $19.75, the closing price for a share of Common Stock on June 28, 1996, over the relevant exercise prices of all "in-the-money" options.

(2) On August 19, 1996, Mr. Cooper exercised options for all 131,000 shares. The closing price for a share of Common Stock on the date of such exercise was $25.125. In connection with the exercise of such options, Mr. Cooper elected to pay the exercise price therefor by surrendering to the Company 56,050 shares of Common Stock previously acquired by him which were valued at the fair market value on the date of exercise. In addition, Mr. Cooper elected to satisfy the withholding tax obligations resulting from such exercise (i) in part, by surrendering to the Company 12,977 shares of Common Stock previously acquired by him and (ii) in part, by directing the Company to withhold 21,524 of the 131,000 shares of Common Stock issuable to him upon exercise of the options. The shares of Common Stock surrendered by Mr. Cooper and withheld by the Company for the purpose of satisfying the withholding tax obligations were valued at the fair market value on the date of the exercise of the options.

(3) The value realized upon the exercise of such options represents the aggregate amount of the excess of the closing price for a share of Common Stock on the dates of such exercises ($18.50 per share and $21.25 per share), over the exercise prices of such options (30,000 shares at $12.00 per share and 30,000 shares at $14.125 per share). In connection with the exercise of one of the options, Mr. Hewitt elected to pay a portion of the exercise price therefor by surrendering to the Company 10,000 shares of Common Stock previously acquired by him which were valued at the fair market value on the date of exercise. The balance of the exercise price was paid in cash.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     EMPLOYMENT AGREEMENT WITH MR. COOPER. The Company and Mr. Cooper entered into an employment agreement dated as of January 1, 1986, which agreement was amended on September 30, 1986 and amended and restated as of November 10, 1988 and was further amended as of September 13, 1990, as of September 1, 1992 and as of March 15, 1995. The agreement expires on December 31, 1997, subject to earlier termination upon certain conditions, including without limitation a Change in Control Event (as defined in the agreement) of the Company. Under the employment agreement, Mr. Cooper is entitled to receive an annual salary of not less than $225,000, subject to adjustment for increases in the Consumer Price Index. The annual salary under the agreement is currently $340,376. He is also entitled to an annual bonus each fiscal year in which he is employed, which bonus shall not exceed 100% of the salary earned in such fiscal year, equal to 10% of the amount by which the Company's pre-tax income, as adjusted for discontinued operations and certain unusual, nonrecurring items, in such fiscal year exceeds the product of the Company's net worth at the beginning of such fiscal year times the average coupon equivalent rate during such fiscal year for thirteen-week treasury bills. Mr. Cooper is also entitled to amounts, not to exceed 10% of his salary in each year, for legal and accounting services rendered to him, and the Company is required to provide disability insurance, $1,000,000 of life insurance and $1,000,000 of travel and accident insurance on Mr. Cooper's life, payable to his designated beneficiary.

     Under the agreement, Mr. Cooper is entitled to receive upon his termination of employment a lump sum payment equal to the salary plus pro rata bonus to which he was entitled at the time of such termination for the year in which such termination occurs. Mr. Cooper is also entitled to receive upon the termination of his employment, including his voluntary retirement prior to the expiration of his employment agreement, a lump sum payment equal to the discounted present value of (i) the annual payments for his remaining life expectancy, as calculated in accordance with specified actuarial assumptions, equal to 50% of the highest aggregate annual compensation (salary plus bonus) paid to him during the last three years of his employment, plus (ii) the premiums payable on the insurance policies described above. If Mr. Cooper dies during the term of his employment agreement, his designated beneficiary shall receive the lump sum amount payable pursuant to clause (i) above, except that such payment shall be based on a period of ten years. The employment agreement further provides that if Mr. Cooper dies during the term of his employment agreement, his designated beneficiary will also be entitled to a lump sum payment equal to the discounted present value of one year's compensation plus $5,000. Upon the termination of Mr. Cooper's employment, the Company shall continue to include Mr. Cooper and his spouse in its medical and hospitalization plan for the life of Mr. Cooper and his spouse. Mr. Cooper will also be retained as a consultant for the ten-year period following the termination of his employment or his voluntary retirement (which consulting period, prior to the March 1995 amendment to Mr. Cooper's employment agreement, was to have continued for the remainder of his life). For such consulting services, Mr. Cooper shall be paid a monthly consulting fee equal to one-half of the highest average aggregate monthly compensation (including base salary and bonus) paid to him by the Company in any 12 months during the last three years of his employment. Pursuant to the employment agreement, the Company is required to deposit into a trust at the time of Mr. Cooper's termination or retirement an amount equal to the discounted present value of the aggregate consulting fees to be paid by the Company to Mr. Cooper during such ten-year consulting period.

     EMPLOYMENT AGREEMENT WITH MR. HEWITT. Pursuant to an employment agreement between Mr. Hewitt, the Company and CCC which became effective on July 1, 1995, Mr. Hewitt is employed as President and Chief Operating Officer of the Company and as Chairman and Chief Executive Officer of CCC. The agreement expires on June 30, 1998, subject to earlier termination upon certain conditions, including without limitation the occurrence of certain Events (as defined in the agreement) relating to the Company (including, without limitation, a "change in control" of the Company). Under this agreement, Mr. Hewitt is entitled to a base salary of $300,000 per annum and is also entitled to a bonus for each fiscal year during the term of the agreement, which bonus shall include (i) a pre-tax income component (not to exceed $225,000 in any year) based on the extent to which the pre-tax income of the Company for such fiscal year exceeds the highest pre-tax income of the Company for any prior fiscal year commencing with the 1995 fiscal year (except that, for the 1996 fiscal year, the pre-tax income component was based on the extent to which the combined pre-tax income for CCC, IPI and HPSI exceeded the pre-tax income of CCC for fiscal 1995); (ii) a pre-tax margin component (not to exceed $112,500 in any year) based on the extent to which the Company's pre-tax margin for such fiscal year exceeds 9.0% (except that, for the 1996 fiscal year, the pre-tax margin component was based on the extent to which the combined pre-tax income of CCC, IPI and HPSI exceeded 9.0% of the combined revenues for CCC, IPI and HPSI for fiscal 1996); and (iii) a discretionary component (not to exceed $112,500 in any year) based on whether certain objectives established by the Chief Executive Officer of the Company (or, in the event Mr. Hewitt has been appointed Chief Executive Officer of the Company, by the Board of Directors) have been met. Mr. Hewitt is also entitled during the term of the agreement to amounts, not exceeding 10% of his base salary in each year, for legal, accounting and tax advisory services rendered to him, and other miscellaneous expenses, and the Company is required to provide $1,000,000 of life insurance on Mr. Hewitt's life, as well as a disability income insurance policy which provides Mr. Hewitt with a $1,000,000 benefit.

     In addition, pursuant to this employment agreement, the Company has agreed to provide Mr. Hewitt with the opportunity to receive (i) an option to purchase up to 40,000 shares of Common Stock based on the extent to which the combined pre-tax income of CCC, IPI and HPSI during the fiscal year ended June 30, 1996 exceeded the pre-tax income of CCC in fiscal year 1995, (ii) an option to purchase up to 30,000 shares of Common Stock based on the extent to which the pre-tax income of the Company during the fiscal year ending June 30, 1997 exceeds the pre-tax income of the Company in fiscal year 1995 or fiscal year 1996, whichever is higher, and (iii) an option to purchase up to 30,000 shares of Common Stock based on the extent to which the pre-tax income of the Company during the fiscal year ending June 30, 1998 exceeds the pre-tax income of the Company in fiscal year 1995, 1996 or 1997, whichever is highest. On August 27, 1996, the Company issued to Mr. Hewitt, pursuant to the terms of his employment agreement, the option to purchase 40,000 shares of Common Stock described above at an exercise price of $22.9375 (i.e., the fair market value of a share of Common Stock on the date of grant). Such option, which was granted under the 1994 Plan, is exercisable in full from and after the date of grant and expires ten years from the date of grant.

     Pursuant to the employment agreement, the Company also granted to Mr. Hewitt on August 27, 1996 an option to purchase 32,477 shares of Common Stock at an initial exercise price of $22.9375. Such option, which was granted under the 1994 Plan, shall be exercisable at that price only if there is a "change in control" of the Company prior to the time Mr. Hewitt is appointed as Chief Executive Officer of the Company. If, as and when Mr. Hewitt is appointed as Chief Executive Officer, the option shall thereupon become exercisable and the exercise price of such option shall be adjusted to the fair market value of the Common Stock on the effective date of such appointment.

     EMPLOYMENT AGREEMENT WITH MR. GILL. Pursuant to an employment agreement effective January 1, 1995 between Mr. Gill and the Company, which agreement was amended effective August 27, 1996, Mr. Gill is employed as the Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. The agreement expires on June 30, 2000, subject to earlier termination upon the occurrence of one or more events, including without limitation, Mr. Gill's election to treat certain events which may involve a change in control of the Company as a material breach of the agreement.

     Under the employment agreement, Mr. Gill is entitled to a base salary of not less than $170,000 per annum and may also receive a discretionary bonus as determined by the Employee Benefit and Compensation Committee or the Board of Directors. The annual salary under the agreement is currently $180,000. The employment agreement also provides that the Company is required to provide Mr. Gill with $500,000 in disability benefits and $500,000 in life insurance benefits.

     EMPLOYMENT AGREEMENT WITH MR. DUNN. Pursuant to an employment agreement effective July 1, 1995 between Mr. Dunn, the Company and TSI, Mr. Dunn is employed as Chairman of the Board of TSI. Under the employment agreement, Mr. Dunn is required to devote not less than 75% of his business time and efforts to his employment as Chairman of the Board of TSI. The agreement expires on June 30, 1997, subject to earlier termination upon the occurrence of one or more events, including, without limitation, Mr. Dunn's election to terminate the agreement in the event of certain events which may involve a change in control of the Company.

     Pursuant to his employment agreement, Mr. Dunn is entitled to a base salary of $200,000 per annum. He is also entitled to a bonus during each year of the agreement, which bonus shall not exceed $250,000 in any such year, based on the adjusted pre-tax earnings of TSI. If Mr. Dunn's employment is terminated for any reason during the term of the agreement, other than for cause, the amount of such bonus shall be prorated to reflect the portion of the year in which Mr. Dunn was employed. In accordance with Mr. Dunn's employment agreement, TSI deposited approximately $1,500,000 into a trust during fiscal 1996, which amount represented the deferred bonuses, and related interest, previously earned by Mr. Dunn. In accordance with the agreement, Mr. Dunn withdrew $250,000 in January 1996 and may withdraw $250,000 in each January thereafter until the entire amount deposited in the trust, including all earnings and accretions (or losses) thereon, has been paid. Upon the termination of Mr. Dunn's employment with TSI, the balance in the trust, together with any earnings or net of any losses thereon, shall be paid to Mr. Dunn (or to his designated beneficiary in the event of his death), at his option, either in a lump sum payment or in equal monthly installments over a period not to exceed 120 months. During the term of Mr. Dunn's employment agreement, the Company will also be required to contribute $30,000 per year to a non-qualified retirement plan established for him.

     Pursuant to Mr. Dunn's employment agreement, TSI is required to maintain a total of $2,000,000 face amount of life insurance on the life of Mr. Dunn. In November 1995, the Employee Benefit and Compensation Committee, with Mr. Dunn's consent, approved an amendment to Mr. Dunn's employment agreement pursuant to which, effective at such time, TSI substituted a $2,000,000 universal second-to-die life insurance policy, payable to a beneficiary designated by Mr. Dunn. The premiums for such insurance are paid by TSI. TSI has agreed to transfer to Mr. Dunn, upon termination of his employment at the end of the term of the employment agreement or earlier under certain circumstances, the $2,000,000 policy, net of the accumulated cash value, if any. In addition, if Mr. Dunn retires from regular employment with TSI, he shall be entitled to continued medical insurance coverage paid by TSI.

     The employment agreement also provides that, upon the termination of the agreement in accordance with its terms on June 30, 1997, or in the event Mr. Dunn voluntarily terminates his employment prior to such date, TSI may, at its option, elect to continue his employment through June 30, 2000 or such earlier date as TSI may choose in order to continue various requirements of the agreement. In the event of any such extension of the term of his employment, the only compensation to which Mr. Dunn shall be entitled is the sum of $50,000 per annum for each year of such extension period, and TSI shall not be obligated to make the $30,000 per annum contribution to the non-qualified retirement plan established for him or to maintain the life insurance policies described above. The agreement further provides that, during any such extension period, Mr. Dunn shall not be required to devote any specified amount of his business time and efforts to the business of the Company.

     EMPLOYMENT AGREEMENT WITH MR. MACAULAY. Pursuant to an employment agreement effective July 1, 1995 between Mr. Macaulay and TSI, Mr. Macaulay is employed as the President of TSI. The agreement expires on June 30, 1997, subject to earlier termination upon the occurrence of one or more events, including without limitation, Mr. Macaulay's election to treat certain events which may involve a change in control of the Company as a material breach of the agreement.

     Under the employment agreement, Mr. Macaulay is entitled to a base salary of $300,000 per annum and is also entitled to receive during each year of the fiscal years ended June 30, 1996 and 1997 a bonus, which shall not exceed $600,000 in any such fiscal year, based on the Adjusted Pre-tax Income (as defined) of TSI. During the term of Mr. Macaulay's employment agreement, TSI will be required to contribute $15,000 per annum to a non-qualified retirement plan established for him. The employment agreement also provides that TSI will provide Mr. Macaulay with $1,000,000 in disability insurance benefits and $1,000,000 in life insurance benefits.

     The employment agreement also provides that, upon the termination of the agreement in accordance with its terms on June 30, 1997, or in the event Mr. Macaulay voluntarily terminates his employment prior to such date, TSI may, at its option, elect to continue his employment through June 30, 1999 or such earlier date as TSI may choose in order to continue various requirements of the agreement. In the event of any such extension of the term of his employment, the only compensation to which Mr. Macaulay shall be entitled is the sum of $50,000 per annum for each year of such extension period, and TSI shall not be obligated to make the $15,000 per annum contribution to the non-qualified retirement plan established for him or to provide the disability and life insurance benefits described above. The agreement further provides that Mr. Macaulay shall not be required to devote any specified amount of his business time and efforts to the business of the Company during any such extension period.

     EMPLOYMENT AGREEMENTS WITH MR. HERBERT R. SILVER AND MR. BERNARD SILVER. Pursuant to identical employment agreements dated as of December 1, 1992 between each of Mr. Herbert R. Silver and Mr. Bernard Silver and the Company and Allied Bond, Herbert R. Silver and Bernard Silver are employed as Co-Chairmen and Co-Chief Executive Officers of Allied Bond. Each agreement expires on June 30, 1998, subject to earlier termination upon the occurrence of one or more events including, without limitation, the executive's election to treat certain events which may involve a change in control of the Company as a material breach of the agreement. Each executive may also elect to terminate his employment in the event that the Co-Chairmen and Co-Chief Executive Officers and/or their nominees no longer constitute a majority of the members of the Board of Directors of Allied Bond. In such event, Allied Bond would continue to pay base salary due through the remaining term of the agreement plus the pro-rated share of any bonus due through the date of termination.

     Under the employment agreement, each executive is entitled to an initial base salary of $125,000 per annum, subject to adjustment annually for increases in the Consumer Price Index. The employment agreement provides for the payment of bonuses equal to a specified percentage of base salary paid during the fiscal year if the Adjusted Pre-tax Income (as defined) of Allied Bond for the fiscal year exceeds the highest Adjusted Pre-tax Income for any of the fiscal years during the period of employment under the employment agreement. The employment agreement also provides that Allied Bond is required to provide each executive with $1,000,000 in disability insurance benefits and $1,000,000 in life insurance benefits.

     EMPLOYMENT AGREEMENT WITH MR. ZUCKER. Pursuant to an employment agreement dated as of December 1, 1992 between Mr. Zucker and Allied Bond, Mr. Zucker is employed as Executive Vice President and Chief Operating Officer of Allied Bond. The agreement expires on December 31, 1997, subject to earlier termination at Mr. Zucker's election if both the Co-Chairmen and Co-Chief Executive Officers of Allied Bond elect to terminate their employment as a result of one or more events which may involve a change in control of the Company.

     Under the employment agreement, Mr. Zucker is entitled to an initial base salary of $200,000 per annum, subject to adjustment annually by an amount equal to the greater of 5% or the annual increase in the Consumer Price Index. The employment agreement provides for the payment of a performance-related bonus equal to a specified percentage of base salary paid during the fiscal year if the Adjusted Pre-tax Income (as defined) of Allied Bond for the fiscal year exceeds the Adjusted Pre-tax Income of the Partnership for the calendar year ending December 31, 1992. At the discretion of the Board of Directors of Allied Bond, Mr. Zucker may also receive a discretionary bonus of up to 25% of annual base salary, provided, however, that the sum of the performance related bonus and the discretionary bonus for any fiscal year may not exceed 150% of annual base salary for such fiscal year. The employment agreement also requires Allied Bond to provide Mr. Zucker with disability income insurance which will provide a monthly benefit of $7,500 per month and $500,000 in life insurance benefits. If Mr. Zucker's employment is terminated other than for "cause" or as a result of Mr. Zucker's disability or a change in control, Mr. Zucker shall be entitled to severance equal to the greater of one year of his annual base salary or 62.5% of the base salary that would have been paid to him from the date of termination to the expiration date of the agreement. In such event, he shall also be entitled to the pro-rated share of any bonus due for such year in which his employment is so terminated.

     CHANGE IN CONTROL ARRANGEMENTS. Each of the employment agreements with Messrs. Cooper, Hewitt, Gill, Dunn, Macaulay, H. Silver, B. Silver and Zucker contains provisions providing for payments in the event of a change in control of the Company (as described in the respective agreements) which is not approved by the Board of Directors of the Company. The agreements entered into with Messrs. Hewitt, Gill, Macaulay, H. Silver and B. Silver generally provide that if the employee elects to terminate his employment following a change in control, he will be entitled to receive 299% of his "base amount" (as defined under the Code) within a specified period following such termination. In addition, in the event of a change in control of the Company which has not been approved by the Board of Directors, Herbert R. Silver and Bernard Silver shall also be entitled to receive (i) up to an aggregate of $6.9 million, which represents amounts they would have been eligible to receive based on the financial performance of Allied Bond, as provided in the purchase agreement pursuant to which the Company acquired substantially all of the assets of the Partnership, and (ii) certain other amounts payable to them under such agreement. If Herbert R. Silver and Bernard Silver have both terminated their employment with Allied Bond following a change in control of the Company which has not been approved by the Board of Directors of the Company, Mr. Zucker's agreement also provides that he may elect to terminate his employment and receive within a specified period following such termination 299% of his "base amount". Mr. Dunn's agreement specifies that, in the event of a change in control of the Company (as defined in the agreement), he will receive the lesser of $1,500,000 or 299% of his "base amount" and will be entitled to the insurance policies described above. The "base amount", as defined under the Code, is the average annual compensation paid for the five taxable years (or such shorter period during which services are performed on behalf of the Company) prior to a change in control of the Company.

     Mr. Cooper's agreement provides that if his employment terminates as a result of a change in control, he will receive an amount equal to the discounted present value of the sum of (i) unpaid salary and bonus to which he would have been entitled under the agreement through December 31, 1997 (assuming a 5% yearly increase in the annual salary and a bonus in each year equal to the amount of the annual salary paid during such year), (ii) the pension that would have been payable to Mr. Cooper starting in 1998 based on his life expectancy at the time of termination assuming that his employment had continued with the Company until December 31, 1997, (iii) the amount that would be payable to Mr. Cooper as a consultant for a period of ten years and (iv) 10% of Mr. Cooper's annual salary for each remaining year of the agreement for legal and accounting services to which Mr. Cooper was entitled under the agreement.

     A portion of any payments which may be made to employees upon a change in control of the Company may be deemed an "excess parachute payment" within the meaning of the Code, in which event such portion will not be a tax-deductible expense for the Company.

     SHAREHOLDER RIGHTS PLAN. On February 17, 1988, the Board of Directors of the Company declared a dividend distribution of one common stock purchase right (a "Right") for each outstanding share of Common Stock. The dividend was payable to holders of record of Common Stock at the close of business on March 14, 1988 (the "Rights Record Date").

     The Rights were issued pursuant to a Rights Agreement dated as of March 14, 1988 between the Company and Registrar and Transfer Company, as Rights Agent (the "Rights Agreement"), which Rights Agreement has been amended effective as of May 23, 1990 and as of September 16, 1992. Pursuant to an agreement dated as of August 22, 1994, The First National Bank of Boston was substituted as the Rights Agent under the Rights Agreement. The Rights will not be exercisable until the Distribution Date (as defined below) and will expire at the close of business on December 31, 1998, unless earlier redeemed by the Company as described below. Each Right entitles the registered holder to purchase from the Company one-half of one share of Common Stock at an exercise price of $30 per whole share (the "Exercise Price"), subject to adjustment. The Exercise Price may be paid, at the option of the holder, in cash or shares of Common Stock having a market value at the time of exercise equal to the Exercise Price.

     Until the earlier to occur of (i) 30 days following a public announcement that a person or group of affiliated or associated persons ("Acquiring Person"), other than certain Exempted Persons and Schedule 13G Filers, as defined in the Rights Agreement, have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock, and (ii) the tenth business day following the commencement, or announcement, of a tender offer or exchange offer, the consummation of which would result in a person or group (other than Exempted Persons) beneficially owning 30% or more of such outstanding shares of Common Stock (the earlier of such dates is hereafter referred to as a "Distribution Date"), the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates. The transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Common Stock certificates issued after the Rights Record Date contain a notation incorporating the Rights Agreement by reference. Under the Rights Agreement, "Exempted Persons" are defined to include American Diversified Enterprises, Inc. and its subsidiaries, affiliates and associates, and "Schedule 13G Filers" are defined as certain persons or entities who have filed and remain eligible to file a Schedule 13G under Regulations 13d-1(b) and 13d-2(b) promulgated under the Exchange Act.

     In the event that (i) the Company is the surviving corporation in a merger or other business combination with an Acquiring Person and the Company's Common Stock remains outstanding and unchanged, (ii) after the Distribution Date a person becomes the beneficial owner of 40% or more of the then outstanding shares of Common Stock except pursuant to an offer for all outstanding shares of Common Stock at a price at least equal to or greater than $30 per share cash net to seller (the "Minimum Cash Amount"), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or
(iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), the number of shares of Common Stock to be acquired upon exercise of a Right shall be adjusted so that each holder of record of a Right, other than Rights that are beneficially owned by the Acquiring Person or certain transferees of the Acquiring Person (which will thereafter be void), will thereafter have the right to receive, upon exercise of each Right, that number of shares of Common Stock having a market value equal to two times the Exercise Price of the Right, provided, however, that such adjustment shall not be applicable if the stockholders of the Company have previously approved any such transaction in accordance with the provisions of the Company's Certificate of Incorporation. For example, if the Exercise Price were $30 and the current market price were $20, each Right not owned by an Acquiring Person (or certain transferees) following an event set forth in the preceding paragraph would entitle its holder to purchase three shares of Common Stock for $30 (payable in cash or shares of Common Stock).

     In the event there is insufficient Common Stock authorized to satisfy the exercise of all Rights outstanding, the Company may suspend the exercise of Rights for a period of 90 days to obtain stockholder approval for authorization of a sufficient number of shares of Common Stock, and if such approval is not obtained, the Rights Agreement provides for the payment in cash to each holder of record of a Right in an amount equal to two times the Exercise Price, subject to the limitations of any applicable loan or other restrictive agreements.

     In the event that, at any time after there exists an Acquiring Person and a public announcement to that effect has been made, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or in which its Common Stock is changed or exchanged, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights held by an Acquiring Person, or certain transferees of an Acquiring Person) thereafter will have the right to receive, upon exercise of each Right, that number of shares of common stock of the acquiring company having a fair market value equal to two times the Exercise Price of the Right, unless the stockholders of the Company have approved any such transaction in accordance with the provisions of the Certificate of Incorporation.

     The Exercise Price payable and the number of shares of Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination or reclassification of the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or securities convertible into Common Stock at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding cash dividends out of earnings or retained earnings at a rate not in excess of $1.00 per annum) or of subscription rights or warrants (other than those referred to above). The Minimum Cash Amount is also subject to similar adjustment. With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. No fractional shares or Rights will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

     At any time until 30 days following the date on which a person becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. After the redemption period has expired, the Company's right of redemption may be reinstated if no triggering event (as defined in the Rights Agreement) has occurred and an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company at a time when there exists no other Acquiring Person. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the holders of Rights only will be entitled to receive the $.01 per Right redemption price.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.


INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     The Company has entered into indemnification agreements with each of its directors and executive officers. Under those agreements, the Company has agreed to indemnify such directors and executive officers against certain liabilities arising out of their service as a director or officer of the Company and/or any subsidiary of the Company. The indemnification agreements provide, as a contract right, substantially the same protection as is currently provided by the Company's Certificate of Incorporation and By-Laws and also provide a clear procedure for pursuit of a claim to indemnification. In addition, the agreements provide for the creation and funding of a trust to satisfy indemnification claims in the event of the occurrence of a Potential Change in Control (as defined). The indemnification agreements are applicable to claims asserted after their respective effective dates arising from acts or omissions occurring before or after their effective dates.

     In a lawsuit brought in 1993 in the United States District Court for the Northern District of California against TSI and certain directors and officers of TSI, three individuals engaged by TSI as independent contractors allege that TSI improperly treated them as independent contractors rather than employees.
In 1996, all of the asserted claims were dismissed by the court with prejudice. In 1993, some of the same individuals who initiated the preceding lawsuit, together with certain other individuals, brought an action in California State Court against TSI and certain directors and officers of TSI alleging breach of contract and mental distress as a result of TSI's failure to supply them with certain business information including copies of a monthly publication distributed by TSI. Several of the plaintiffs in the foregoing action have also brought suit alleging wrongful termination. The claims in each of these pending actions have been reviewed by counsel and, based on their assessment, management has concluded that the claims are without merit. To the extent any officer or director party to an indemnification agreement with the Company incurs any loss or expense as a result of being named as a defendant in any of the foregoing actions, the Company intends to indemnify such officer or director to the fullest extent permitted under such indemnification agreement.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Employee Benefit and Compensation Committee consists of John E. Angle, Robert A. Kerr, James C. Miller III and Stuart J. Northrop, each of whom is a non-employee member of the Board of Directors. The same directors comprise the Stock Option Committee, and the committees met jointly on three occasions in fiscal 1996 to afford the members the opportunity to consider all compensation related matters at one time. The Employee Benefit and Compensation Committee and the Stock Option Committee each also met separately on one occasion in fiscal 1996. For purposes hereof, the Employee Benefit and Compensation Committee and the Stock Option Committee will be referred to herein as the "Committee".

     GENERAL. The Company's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executives and to provide incentives to its senior management to enhance profitability and stockholder returns. The Committee believes such objectives are best achieved by having a substantial portion of an executive officer's cash compensation tied to annual earnings of the Company or the relevant business unit and by providing long-term incentives through the use of stock options. The Committee also believes in rewarding exceptional performance and contributions to the development of the Company's business.

     To achieve these objectives and to retain the services of senior management for an extended period, the Company has entered into employment agreements with each of its executive officers. The terms of each employment agreement are more particularly described under the heading "Employment Agreements and Change in Control Arrangements." These agreements (other than in the case of Mr. Gill) generally provide for a competitive base salary plus a cash bonus which is based on the annual financial performance of the Company, in the case of Mr. Cooper and, for fiscal years 1997 and 1998, Mr. Hewitt, and, in the case of executives with responsibility for specific business units, on the annual financial performance of the business unit for which the executive has overall responsibility. In the case of Mr. Gill, the Company's employment agreement with Mr. Gill provides for a competitive base salary plus a discretionary bonus to be determined by the Board of Directors or the Committee. By calculating a major component of the executive's cash compensation on the basis of annual financial performance, the Committee seeks to encourage the senior executive to achieve maximum profitability. The Committee also reviews the performance of each executive officer on an annual basis and may approve additional compensation or waive requirements of the executive's employment contract to reward an exceptional individual effort or performance.

     The Committee believes that stock-based compensation arrangements are beneficial in aligning the interests of management and the Company's stockholders over the long-term. Since 1994, the principal vehicle for awarding stock-based compensation has been the 1994 Plan. Under the 1994 Plan, which was approved and adopted by the Company's stockholders on November 17, 1994, the Committee is authorized to grant to key employees stock options as well as other stock-based awards, including but not limited to restricted stock grants, deferred stock and performance-based stock awards. A total of 500,000 shares have been reserved for issuance under the 1994 Plan. It is contemplated that the principal form of awards under the 1994 Plan will be stock options. The number of options granted to each executive officer under the 1994 Plan generally depends on the executive's performance, the performance of the Company or the executive's business unit, the level of his responsibility, the extent of other forms of compensation payable to him, the terms of his employment agreement, if applicable, and the number of options previously granted to him. In fiscal 1996, the Committee awarded options under the 1994 Plan to purchase an aggregate of 90,023 shares of the Company's Common Stock. Under the terms of such plan, all grants of stock options were made at no less than market value, so that the person receiving options will benefit from appreciation of the price of the stock to the same extent as other stockholders.

     COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. During fiscal 1996, the compensation paid to Melvin L. Cooper, the Chairman of the Board and Chief Executive Officer, was governed by the terms of his employment agreement described above. In fiscal 1995, the Board of Directors approved an amendment to extend the term of Mr. Cooper's employment through December 31, 1997 and to provide for the lump-sum payments to be made to Mr. Cooper in the event of the termination of his employment or his voluntary retirement prior to the expiration of his employment agreement. The foregoing amendment was considered merited by Mr. Cooper's performance as Chief Executive Officer.

     COMPENSATION DEDUCTION LIMITATION. As part of the 1993 Omnibus Budget Reconciliation Act, Congress enacted Section 162(m) of the Code, effective in 1994, which limited to $1 million per year the federal income tax deduction available to public companies for compensation paid to its chief executive officer and its four other highest paid executive officers, unless that compensation qualifies for certain "performance-based" exceptions provided for in that section of the Code. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. Under present employment arrangements, it is not anticipated that any officer will receive compensation subject to this limitation during the fiscal year ending June 30, 1997.

     Submitted by the Employee Benefit and Compensation Committee and the Stock Option Committee of the Board of Directors: John E. Angle, Robert A. Kerr, James
C. Miller III, Stuart J. Northrop.

STOCK PERFORMANCE GRAPH

     The following graph charts, on an annual basis, the total stockholders' return over a five-year period commencing on June 30, 1991, with respect to an investment in the Company's Common Stock as compared to the S&P 500 and a peer group selected by the Company for purposes of comparison (the "Peer Group").
The Peer Group consists of Payco American Corporation and FCA International Limited. With respect to companies in the Peer Group, dividend reinvestment has been assumed and the returns of each such company have been weighted to reflect stock market capitalization. The Company has paid no dividends with respect to its Common Stock during the five-year period.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG THE UNION CORPORATION, THE S&P 500 AND A PEER GROUP

       [EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED LINE GRAPH]



                              06/30/91     FYE 06/30/92     FYE 06/30/93     FYE 06/30/94     FYE 06/30/95     FYE 06/30/96
                              --------     ------------     ------------     ------------     ------------     ------------
The Union Corporation            $ 100            $  85            $  53            $  42            $  70            $  87

Peer Group                       $ 100            $  77            $  48            $  58            $  47            $  52

S&P 500                          $ 100            $ 113            $ 129            $ 131            $ 165            $ 208


     * Assumes $100 invested on June 30, 1991 in stock or index, with reinvestment of all dividends.

CERTAIN TRANSACTIONS

     In December 1992, Allied Bond, a subsidiary of the Company, acquired substantially all of the assets and assumed certain liabilities of Allied Bond & Collection Agency, a Pennsylvania general partnership (the "Partnership"), for an initial purchase price of $40,300,000, which included acquisition related costs. Contingent payments not to exceed approximately $8,300,000 may be payable by the Company if the earnings of Allied Bond exceed certain levels over the five and one-half year period ending June 30, 1998. During the fiscal year ended June 30, 1996, the Company made contingent payments of approximately $266,000 to the Partnership. Herbert R. Silver, a director and executive officer of the Company, and Bernard Silver, an executive officer of the Company, were the general partners of the Partnership.

     Allied Bond leases its main facility from a partnership of which Herbert R. Silver and Bernard Silver are general partners pursuant to a lease agreement that expires in July 2002. The Company believes the terms of the lease are comparable to those that would have been obtained under arrangements with unrelated third parties. During the fiscal year ended June 30, 1996, Allied Bond paid approximately $539,000 to the partnership pursuant to such lease.



                             STOCKHOLDER PROPOSALS


     Stockholder proposals intended to be presented at the next annual meeting of stockholders, to be held in 1997, must be received by the Company at 145 Mason Street, Greenwich, Connecticut 06830 by June 13, 1997 to be included in the proxy statement and form of proxy relating to that meeting.

                                    AUDITORS

     Representatives of Ernst & Young LLP are expected to attend the annual meeting and, while they are not expected to make a statement, they will have an opportunity to do so if they desire. They will also be available to answer appropriate questions.

                               OTHER INFORMATION

     The cost of soliciting proxies will be borne by the Company. Following the original mailing of proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's stock to forward proxy soliciting material and annual reports to the beneficial owners of such stock, and the Company will reimburse such record holders for their reasonable expenses incurred in providing such services. As of the date of this Proxy Statement, the Company has not retained the services of a proxy solicitor to assist in the solicitation of proxies; however, the Company may determine prior to the date of the annual meeting to retain a proxy solicitor, in which case the Company anticipates that the cost of doing so will not exceed $5,000.

     A copy of the Company's annual report for the fiscal year ended June 30, 1996 is enclosed.

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                              By Order of the Board of Directors.

                                  Nicholas P. Gill
                                     Secretary
Dated:  Greenwich, Connecticut
        October 11, 1996

                                    [FRONT]
PROXY                         THE UNION CORPORATION

                              PROXY SOLICITED BY
                THE BOARD OF DIRECTORS OF THE UNION CORPORATION
           FOR THE ANNUAL MEETING OF STOCKHOLDERS--NOVEMBER 14, 1996

          The undersigned hereby appoints WILLIAM B. HEWITT, and NICHOLAS P. GILL, and each of them, with power of substitution to each, as the proxies and attorneys of the undersigned to vote, as designated below, all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Union Corporation to be held in the Harmonie Room of the Harmonie Club, Second Floor, 4 East 60th Street, New York, New York at 10:00 a.m. Eastern Standard Time on November 14, 1996.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     (to be valid, this proxy must be signed and dated on the reverse side)

                                      [BACK]

If no direction is given, this proxy will be voted FOR the election of the nominees set forth in Proposal No. 1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.



1.  Election of Directors
    Nominees:  Melvin L. Cooper and Gordon S. Dunn

    [ ] FOR                 [ ] WITHHOLD

    [ ]
       ---------------------------------------
       For all nominees except as noted above



2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.



 Mark Here      [ ]
 For Address
 Change and
 Note at Left



 Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

 Date: ____________________________________________________


 Signature: _______________________________________________


 Signature: _______________________________________________